Exhibit 10.40

EXECUTION COPY

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”), dated as of December 20 , 2016, is entered into by and between US LBM Holdings, LLC, a Delaware limited liability company (the “Company”), Richard Kolaczewski (the “Executive”), and, for the limited purposes of Section 4, LBM Acquisition, LLC (“LBM Acquisition”).

RECITALS

WHEREAS, the Executive and the Company are parties to an Employment Agreement, dated as of November 30, 2010, (the “Employment Agreement”), with capitalized terms used herein without definition having the respective meanings set forth in the Employment Agreement;

WHEREAS, the Executive departed from all positions with the Company and its affiliates effective as of November 4, 2016 (the “Termination Date”);

WHEREAS, the Executive currently holds 257,361.20 Common Units of LBM Acquisition and 697,846.335 Override Units of LBM Acquisition, with the Override Units consisting of 174,461.584 Operating Units and 523,385.751 Value Units, each having a Benchmark Amount of $12.00 (with “Common Units”, “Operating Units”, “Value Units” and “Override Units” as defined in the Amended and Restated Limited Liability Company Agreement of LBM Acquisition, LLC dated as of August 20, 2015 (the “LLC Agreement”)); and

WHEREAS, the Executive and the Company desire to specify, as well as settle and conclude, the Executive’s rights and obligations in connection with the Executive’s employment with, and separation from, the Company and its affiliates.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.             Termination of Employment.

(a)           Generally.  The Executive and the Company acknowledge and agree that (x) the Executive shall no longer be an employee of the Company or any of its subsidiaries or affiliates from and after the Termination Date and (y) such termination shall be treated as without “Cause” for purposes of the Employment Agreement.  Simultaneously with the execution and delivery of this Agreement, the Executive is executing and delivering to the Company the resignation letter attached hereto as Exhibit

A, and the Executive shall hereafter execute promptly such other documents evidencing any other resignations as the Company shall reasonably request.  The Executive acknowledges that, from and after the Termination Date, the Executive shall no longer be authorized to conduct business on behalf of the Company or any of its affiliates, including but not limited to entering into contracts on behalf of the Company or any of its affiliates.

(b)           Accrued Payments/Notice Pay; Vacation Pay.  On the next regular payroll date following the date of this Agreement, the Company shall pay Executive $14,403.95 in earned but unused vacation time.  For the avoidance of doubt, the Executive confirms that the Company has paid the Executive all of the Executive’s earned wages through the Termination Date payable in accordance with Company policy.

(c)           No Disagreements.  By entering into this Agreement, the Executive confirms that the Executive has no disagreement with the Company or any of its subsidiaries or affiliates on any matter relating to the operations, policies or practices of any of them and no knowledge of any failure of any of them or any of their employees, officers, directors or shareholders at any time to have complied with any legal or regulatory requirements applicable to any of the foregoing persons or individuals.

(d)           Continuing Indemnification.  Following the Termination Date, the Company will continue to provide the Executive with the director or officer indemnification set forth in Section 8 of the Employment Agreement and under any other agreement with the Company or any of its affiliates, including as set forth in the organizational documents of any such entity.

(e)           Reference Checks.  The Company shall use commercially reasonable efforts to cause reference checks to be referred to the Chief Executive Officer and the response thereto to be solely (1) the Executive’s tenure with the Company, (2) his final position and final rate of base salary; (3) that he resigned from the Company effective as of the Termination Date; and (4) that he was an employee in good standing at the Termination Date.

2.             Separation Compensation.

(a)           Subject to the Executive’s execution and delivery of the release of claims attached hereto as Exhibit B (the “Release of Claims”) within thirty (30) days following the Termination Date, the Executive shall, pursuant to the terms of Section 4(c) of the Employment Agreement, become entitled to receive severance pay of $312,085.54 (which is equal to twelve (12) months of the Executive’s current base salary), payable in regular installments in accordance with the Company’s general payroll practices over the twelve (12) months following the Termination Date.  The first installment of the severance pay shall be paid on the first payroll date following the date on which the Release of Claims is effective and irrevocable and shall include any installments of severance pay that would have been payable had the Release of Claims been effective and irrevocable on the Termination Date.

(b)           Following the Termination Date, and except as provided in this Agreement, the Executive shall be entitled to (x) vested employee benefits under the Company’s employee benefit plans to which the Executive is entitled as a former employee (provided, that for the avoidance of doubt, the benefits set forth in Section 2 of this Agreement are in lieu of, and not in addition to, any severance or termination benefits payable under any plan or arrangement sponsored or agreed to by the Company or of its affiliates), (y) reimbursement of any business expenses properly incurred prior to the Termination Date under the Company’s expense reimbursement policy and (z) any benefits (e.g., COBRA continuation coverage) to which he is entitled under applicable law.  Should the Executive elect COBRA coverage, the Company agrees to reimburse executive up to a maximum of $4,000 (the “Limited Reimbursement Amount”) for Executive’s documented out of pocket cost incurred in connection with the Company’s Executive Physical program taken at the Mayo Clinic.  It is expressly understood and agreed that should Executive undertake such Executive Physical the Company shall have no liability whatsoever for any costs, fees or other expenses incurred by the Executive in connection therewith except to the extent of the Limited Reimbursement Amount.

3.             Transition Services.  For a period of twelve (12) months following the Termination Date (the “Transition Period”), in a non-employee capacity, the Executive shall assist with projects as may be assigned to him by the Chief Executive Officer that are consistent with the duties and responsibilities of the Executive prior to his Termination Date, including providing such consents and confirmations as may be reasonably requested by the Company’s external auditors in connection with periodic audit processes.  During the Transition Period, the Executive shall make himself reasonably available in person, by telephone or via electronic mail (the manner depending on the demands of the specific projects) to consult, advise and assist in connection with such projects as may be assigned to him but shall not report to the Company’s offices unless otherwise directed.  Any such cooperation required from the Executive shall be reasonable and shall take into account any responsibilities to which the Executive is subject to a subsequent employer or otherwise.

4.             Treatment of Equity and Advisory Agreement Fee Sharing.

(a)           The equity awards grantee to the Executive prior to the Termination Date shall be treated as follows:

(i)            Override Units.  LBM Acquisition and the Executive agree that (i) notwithstanding Section 8.2(a)(ii) of the LLC Agreement, following the Termination Date, the Executive shall retain 43,615.396 of the 174,461.584 Operating Units held by him immediately prior to the Termination Date (the “Retained Operating Units”), and (ii) as of the Termination Date, all Override

Units other than the Retained Operating Units were forfeited pursuant to Section 8.2(a)(iii) of the LLC Agreement.

(ii)           Common Units.  LBM Acquisition and the Executive acknowledge and agree that the Common Units owned by the Executive are fully vested and non-forfeitable and that such Common Units, together with the Retained Operating Units, shall continue to be held following the date of this Agreement consistent with the terms and conditions of the LLC Agreement.  The Executive acknowledges that, following the Termination Date, he shall be an Inactive Management Member (as such term is defined in the LLC Agreement).

5.             Restrictive Covenant Certification.  The Executive hereby confirms that the Executive is in compliance with the terms and conditions of (a) Section 4.6 of the LLC Agreement and (b) Section 5 of the Employment Agreement (clause (a) and (b), collectively, the “Restrictive Covenants”) and (c) the material terms of any other individual agreement between the Executive and the Company and its affiliates.  The Executive and the Company hereby agree that the Restrictive Covenants are hereby incorporated by reference herein and shall continue to apply following the execution and delivery of this Agreement and the Executive’s termination of employment in accordance with their terms, except that the duration of Section 5(b) of the Employment Agreement shall be extended to the second (2nd) anniversary of the Termination Date.  The Executive hereby further agrees and acknowledges that, as one of the remedies available to the Company for breach of the Restrictive Covenants under the Employment Agreement (as modified hereby) and the LLC Agreement, the continued payment of, and retention of, the payments set forth in Section 2 hereof shall be subject to the Executive’s compliance with the Restrictive Covenants during the period that they are applicable (i.e., prior to and for twelve (12) months following the date on which the final installment of severance is paid).  The Executive acknowledges that the Restrictive Covenants include (but are not limited to) covenants related to the preservation of confidential information, nondisparagement of (among others) the Company and its affiliates, officers and directors and noncompetition with the business of the Company and its affiliates.  The Executive agrees that Kelso & Company, the investment funds affiliated with Kelso & Company and the directors, managers, officers or employees of Kelso & Company (collectively, the “Kelso Persons”) shall be included in the protections provided under Section 5(d) of the Employment Agreement and shall be entitled, independently of the Company, to enforce such provision with respect to these additional persons.

In addition, the Company confirms to the Executive that the Executive’s provision of Related Services does not, standing alone violate the Restrictive Covenants.  For this purpose, “Related Services” consists of services to ,(x) a manufacturer that provides goods to third parties of the same type that other manufacturers provide to the Company or any of its subsidiaries or (y) a private equity firm that has invested in or intends to invest in the same business lines as the Company and its subsidiaries provided that in each case that such Related Services will not involve or constitute in any way (i) direct distribution to the Company’s and/or its subsidiaries’ customers or (ii) direct competition with the Company or any of its subsidiaries in any market in which the Company operates.  If the Executive intends to provide Related Services to any person, the Executive will provide advance notice to the Company of the Related Services, and the Company shall reasonably promptly advise the Executive of its view as to whether the Related Services violate the Restrictive Covenants.

In addition, notwithstanding the confidentiality provisions of Section 4.6(b) of the LLC Agreement or Section 5(a) of the Employment Agreement, the Executive shall not be (1) prohibited from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company and its affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company or its affiliates that the Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or any affiliate or (2) required to obtain the approval of, or give notice to, the Company or any of its employees or representatives to take any action permitted under clause (1).

6.             Acknowledgments and Release.  The Executive hereby agrees and acknowledges that, subject to payment of the amounts expressly provided for or referenced in this Agreement, the Executive will have received full payment for all services rendered on behalf of the Company and its subsidiaries and affiliates.  In consideration of the Company’s commitments pursuant to Section 2, the Executive shall execute the Release of Claims attached hereto as Exhibit B and deliver the executed Release of Claims to the Company simultaneously with the Executive’s execution and delivery of this Agreement.  The Executive agrees and acknowledges that none of the payments to which the Executive is entitled by reason of the operation of this Agreement shall be payable to the Executive unless and until the Executive shall have executed and delivered such Release of Claims.

7.             Company Property.  To the extent that the Executive has not already done so as of the date of this Agreement, promptly following the Termination Date, the Executive shall return to the Company (i) all property of the Company and its affiliates in the Executive’s possession, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (ii) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Company and its affiliates.  The Executive agrees to provide his personal laptop and cell phone to the Company at such time or times as are reasonably requested for the purposes of removing any confidential information therefrom.

8.             Notices.  Notices under this Agreement will be provided in accordance with Section 10 of the Employment Agreement, which is incorporated herein as if set forth fully herein.

9.             Miscellaneous.  The Executive agrees that the payments to be paid and provided under this Agreement shall be in full and final satisfaction of the obligations of the Company and each of its subsidiaries and affiliates in respect of the Executive’s termination of employment from the Company and its affiliates, including without limitation under the Employment Agreement.  The Company hereby represents and warrants to the Executive that it has been duly authorized to enter into this Agreement.  Section 16 of the Employment Agreement (relating to governing law and dispute resolution) is incorporated herein as if set forth fully herein.  This Agreement may be amended only by a written instrument signed by the Company and the Executive.  This Agreement shall constitute the entire agreement between the Company and the Executive with respect to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of the Executive) and assigns.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.  The Company shall withhold from any payment under this Agreement any federal, state or local taxes required to be withheld.  This Agreement may be executed by electronic means and in counterparts (including by pdf file), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.

US LBM HOLDINGS, LLC

		By:	/s/ Brian Hein
			Name:	Brian Hein
			Title:	VP Corporate Controller

EXECUTIVE

/s/ Richard Kolaczewski
Richard Kolaczewski

Solely for purposes of Section 4:

LBM ACQUISITION, LLC

By:	/s/ Matthew Edgerton
Name:	Matthew Edgerton
Title	Vice President

[Signature Page to Separation Agreement]

Exhibit A

US LBM Holdings, LLC
1000 Corporate Grove Drive
Buffalo Grove, IL 60089
Attention: General Counsel

Letter of Resignation

Ladies and Gentlemen:

I, Richard Kolaczewski, hereby resign from all officer and director positions held at US LBM Holdings, LLC and all its subsidiaries or affiliates, in each ease effective as of the close of business on November 4, 2016, provided, that such resignations shall not prejudice any of my rights under the Separation Agreement and Release, dated as of November 4, 2016 to which US LBM Holdings, LLC and I are parties.

Richard Kolaczewski

Acknowledged and Agreed:

On behalf of US LBM HOLDINGS, LLC and its affiliates

Name:	Brian Hein
Title:	VP Corporate Controller

Exhibit B

WAIVER AND RELEASE OF CLAIMS

1.             General Release.  In consideration of the payments and benefits to be made under the Separation Agreement, dated as of November 4, 2016 (the “Separation  Agreement”), by and among Richard Kolaczewski (the “Executive”), and US LBM Holdings, LLC (the “Company”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), the Kelso Persons (as defined in the Separation Agreement) and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member or a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”), including, without limitation, arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unsaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a)           rights of the Executive under the Separation Agreement;

(b)           the right of the Executive to receive benefits required to be provided in accordance with applicable law;

(c)           rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of the Company or any of its affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(d)           claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group, excluding severance pay or termination benefits except as provided in the Separation Agreement;

(e)           the right of the Executive in respect of the Common Units owned by the Executive and Retained Operating Units (as these terms are defined under the Separation Agreement); and

(f)            claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group.

2.             No Admissions, Complaints or Other Claims.  The Executive acknowledges and agrees that this Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied.  The Executive also acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.

3.             Application to all Forms of Relief.  This Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4.             Specific Waiver.  The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive, except that, with respect to any such right or Action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination, the Executive does waive any right to money damages.

5.             Voluntariness.  The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Release of Claims; that the Executive is signing this Release of Claims of the Executive’s own free will; that the Executive has read and understood the Release of Claims before signing it; and that the Executive is signing this Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate.  The Executive also acknowledges and agrees that the Executive has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Release of Claims.

6.             Complete Agreement/Severability.  This Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Release of Claims.  All provisions and portions of this Release of Claims are severable.  If any provision or portion of this Release of Claims or the application of any provision or portion of this Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.             Acceptance and Revocability.  The Executive acknowledges that the Executive has been given a period of 21 days within which to consider this Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this Release of Claims at any time within this period of time by signing the Release of Claims and returning it to the Employer.  This Release of Claims shall not become effective or enforceable until seven calendar days after the Executive signs it.  The Executive may revoke the Executive’s acceptance of this Release of Claims at any time within that seven calendar day period by sending written notice to the Employer.  Such notice must be received by the Employer within the seven calendar day period in order to be effective and, if so received, would void this Release of Claims for all purposes.

8.             Governing Law.  Except for issues or matters as to which U.S.  Federal law is applicable, this Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

[signature page follows]

ACCEPTED AND AGREED:

/s/ Richard Kolaczewski
Richard Kolaczewski

Dated: 12/20/16